Exhibit 4.23(b)

Dated 16 March 2023

IVS BULK 3708 PTE. LTD.

as the Borrower

GRINDROD SHIPPING HOLDINGS LTD.

as the Guarantor

and

The IYO BANK, LTD., SINGAPORE BRANCH

as the Lender

SUPPLEMENTAL AGREEMENT

to the Facility Agreement

dated 29 July 2019

IVS PRESTWICK

i

i

This Supplemental Agreement is made on 16 March 2023 between:

(1)

IVS BULK 3708 PTE. LTD., (Co. Reg. No. 201818425Z), a company incorporated in Republic of Singapore and having a place of business at 200 Cantonment Road #03-01, Southpoint, Singapore 089763, as the borrower (the “Borrower”); a

(2)

GRINDROD SHIPPING HOLDINGS LTD., (Co. Reg. No. 201731497H), a company incorporated in Republic of Singapore and having a place of business at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 as the guarantor (the “Guarantor”); and

(3)	THE IYO BANK, LTD., SINGAPORE BRANCH, a company incorporated in Japan and having a place of business at 8 Marina View, #15-02 Asia Square Tower 1, Singapore 018960, as the lender (the “Lender”).

Whereas:

(A)

By a Facility Agreement dated 29 July 2019  (and further amended by the addendum on the 27 August 2019) (the “Facility Agreement”)made between (1) the Borrower, as borrower, (2) the Lender, as Lender, the Lender (as defined) granted a US$15,720,000 term loan facility to the Borrower for the purpose of financing acquisition cost of M.V. IVS PRESTWICK bearing IMO No. 9870886 (the “Vessel”)

(B)

The Borrower wishes to amend the Facility Agreement to remove LIBOR as the benchmark interest rate and replace it with Term SOFR, and the Lender has agreed so to do, on the terms and subject to the conditions set out in this Supplemental Agreement.

It is agreed as follows:

1.	Interpretation

1.1	Definitions: In this Supplemental Agreement, except where the context otherwise requires:

“Effective Date” means 20 March 2023.

1.2

This Supplemental Agreement: All terms and references used in this Supplemental Agreement and which are defined or construed in the Facility Agreement but are not defined or construed in this Supplemental Agreement shall have the same meaning and construction in this Supplemental Agreement.

1.3

Heading and Clauses: The headings in this Supplemental Agreement are inserted for convenience only and shall be ignored in construing this Supplemental Agreement. Unless otherwise stated, references to the “Clauses” and the “Schedule” are to be construed as references to the clauses of and the schedule to this Supplemental Agreement.

1.4

Contracts (Rights of Third Parties) Act: Unless a contrary indication appears, a person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Agreement.

2.	Amendments to Facility Agreement

2.1	The Parties agree that with effect from the date of this Supplemental Agreement (the “Effective Date”), the Facility Agreement shall be amended as follows:

(a)	by deleting the definitions of “LIBOR” and “Screen Rate”;

(b)	by inserting the definitions referred to in Schedule 1 (Definitions to insert) of this Supplemental Agreement into Clause 1.1 (Definitions) of the Facility Agreement;

(c)

by replacing each of the definitions referred to in Schedule 2 (Definitions to replace) of this Supplemental Agreement under the column titled “Current definition” with the corresponding replacement definitions referred to Schedule 2 (Definitions to replace) of this Supplemental Agreement under the column titled “Replacement definition” in place thereof;

(d)	by inserting the clause referred to in Schedule 3 (Clause to insert) of this Supplemental Agreement into the Facility Agreement; and

(e)

by replacing each of the clauses referred to in Schedule 4 (Clauses to replace) of this Supplemental Agreement under the column titled “Current clause” with the corresponding replacement clauses referred to in Schedule 4 (Clauses to replace) of this Supplemental Agreement under the column titled “Replacement clause” in place thereof.

3.	Representations and Warranties

Each Obligor represents and warrants to and for the benefit of the Lender as follows:

3.1

all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under, this Supplemental Agreement, and (b) to make this Supplemental Agreement admissible in evidence in the courts of England, have been taken, fulfilled and done;

3.2

its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Supplemental Agreement do not and will not violate (a) any law to which it is subject, (b) its Constitution or (c) any agreement to which it is a party or which is binding on it or its assets;

3.3	this Supplemental Agreement and the Facility Agreement (as amended by this Supplemental Agreement) constitute its valid, binding and enforceable obligations; and

3.4	it is not in breach of any of its obligations under the Facility Agreement (as amended by this Supplemental Agreement).

4.	Incorporation

4.1

The Facility Agreement (including the subsequent addendum) and this Supplemental Agreement shall be read and construed as one document and this Supplemental Agreement shall be considered as part of the Facility Agreement and, without prejudice to the generality of the foregoing, where the context so allows, references in the Facility Agreement to “this Agreement”, howsoever expressed, shall be read and construed as references to the Facility Agreement as amended, modified or supplemented by this Supplemental Agreement.

4.2

Except to the extent expressly amended by the provisions of this Supplemental Agreement, the terms and conditions of the Facility Agreement and all other instruments and agreements executed, delivered or entered into thereunder or pursuant thereto are hereby confirmed and shall remain in full force and effect.

5.	Confirmation

The Borrower hereby irrevocably and unconditionally confirms that each of the Security Documents remains in full force and effect and is binding on itself notwithstanding the amendments to the Facility Agreement in the manner provided in this Supplemental Agreement.

6.	Expenses and Stamp Duty

The Borrower shall pay:

6.1

on demand, all costs and expenses (including legal fees and all goods and services, value added and other duties or taxes payable on such costs and expenses) incurred by the Lender in connection with the preparation, negotiation and entry into of this Supplemental Agreement; and

6.2

promptly, and in any event before any penalty becomes payable, any stamp, goods and services, value added, documentary or similar duty or tax payable in connection with the entry into, performance, enforcement and admissibility in evidence of this Supplemental Agreement and shall indemnify the Lender against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

7.	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Supplemental Agreement.

8.	Governing Law

This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of England.

SCHEDULE 1

Definitions to insert

“Fallback Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under paragraphs (a), (b), (c) or (d) of Clause 5.3.5 (Unavailability of Term SOFR); and

(b)	relates to a Loan.

“Historic Term SOFR” means, in relation to the Loan, the most recent Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a US Government Securities Business Day which is no more than three US Government Securities Business Days before the Quotation Day.

“Interpolated Term SOFR” means, in relation to the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, Overnight SOFR for the day that is two US Government Securities Business Days before the Quotation Day; and

(b)	Term SOFR (as the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Overnight SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Published Rate” means Term SOFR for any Quoted Tenor.

“Quoted Tenor” means any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

“Reference Rate” means, in relation to the Loan:

(a)	Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 5.3.5 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate). If such service ceases to be available, the Lender may specify another service after consultation with the Borrower.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

SCHEDULE 2

Definitions to replace

Current definition	Replacement definition

“Break Costs”

“Break Costs” means the amount equal to the loss, liability or cost which the Lender determines will be or has been suffered by it as a result of all or part of a Loan or Unpaid Sum being paid by the Borrower on a day other than on the last day of an Interest Period for that Loan or Unpaid Sum.

“Business Day”	“Business Day” means a day (other than a Saturday or Sunday):

(a)

in relation to any date for payment of amounts under the Finance Documents, on which banks and the relevant financial markets are open for general business in the Republic of Singapore, Japan and New York;

(b) in relation to any day on which an interest rate is fixed, which is a US Government Securities Business Day; and

(c) in relation to any other matter, on which banks are open for general business in Japan, and the Republic of Singapore.

“Interpolated Screen Rate”	“Interpolated Historic Term SOFR” means, in relation to the Loan, the rate (rounded to the same number of decimal places as the Term SOFR) which results from interpolating on a linear basis between:

(a) either:

(i)

the most recent Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recent Overnight SOFR for a day which is not more than five, and not less than two, US Government Securities Business Days before the Quotation Day; and

(b)

the most recent Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Margin”	“Margin” means two point two six (2.26) per cent. per annum.

“Quotation Day”	“Quotation Day” means

(a)

in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period unless market practice differs in Singapore, in which case, the Quotation Day will be determined by the Lender in accordance with that market practice (and, if quotations would normally be given on more than one day, the Quotation Day will be the last of those days); and

	(b)	in relation to any Interest Period, the duration of which is selected by the Lender pursuant to Clause 5.1.3 (Default interest), such date as may be determined by the Lender (acting reasonably).

“Specified Time”	“Specified Time” means:

	(a)	in relation to the delivery of a Utilisation Request, not later than 11.00 a.m. (Singapore time) on the date falling three Business Days before the proposed Utilisation Date; and

	(b)	in relation to the fixing of a Reference Rate, on the Quotation Day prior to 5.00 pm New York time.

SCHEDULE 3

Clause to insert

5.3.5	Unavailability of Term SOFR

(a)

Interpolated Term SOFR:  If Term SOFR is not available for an Interest Period of the Loan, the Reference Rate for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)

Historic Term SOFR: If sub-paragraph (a)  above applies but Interpolated Term SOFR is not available for an Interest Period of the relevant Loan, the Reference Rate for such Interest Period shall be Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(c)

Interpolated Historic Term SOFR: If sub-paragraph (b) above applies but Historic Term SOFR is not available for an Interest Period of the relevant Loan, the Reference Rate for such Interest Period shall be Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(d)

Cost of funds: If sub-paragraph (c) above applies but the Interpolated Historic Term SOFR is not available for an Interest Period of the relevant Loan, there shall be no Reference Rate for that Loan and Clause 5.3.1 (Market Disruption) shall apply to that Loan for that Interest Period.

10.9	Changes to reference rates

10.9.1

If a Published Rate Replacement Event has occurred in relation to the Published Rate, the Lender may make any amendment to this Agreement or the Finance Documents providing for the use of a Replacement Reference Rate in place of that Published Rate, and:

(a)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(b)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement)

(c)	implementing market conventions applicable to that Replacement Reference Rate;

(d)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; and/or

(e)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation).

10.9.2	In this Clause 10.9:

“Published Rate” means:

(a)	Overnight SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has in the opinion of the Lender, materially changed;

(b)

(i)

(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that that Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)

the supervisor of the administrator of that Published Rate makes a public announcement or publishes information stating that that Published Rate is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor; or

(c)

the administrator of that Published Rate determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period determined by the Lender; or

(iii)	in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

(iv)	appropriate for the purposes of calculating interest under this Agreement.

 “Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them, or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for that Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above; or

(b)

determined by the Lender as generally accepted in the international or domestic loan markets as the appropriate successor to that Published Rate or otherwise an appropriate successor to that Published Rate.

SCHEDULE 4

Clauses to replace

Current clause	Replacement clause

5.1.1 (ii)		(ii) the applicable Reference Rate.

5.1.4	(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement; and

	(b)	in respect of any Fallback Interest Payment, the Lender shall promptly upon a Fallback Interest Payment being determinable notify the Borrower of that Fallback Interest Payment.

5.3.2		In this Agreement, Market Disruption Event means:

at or about the Specified Time on the Quotation Day for the relevant Interest Period any one of Term SOFR, Interpolated Term SOFR, Historic Term SOFR and Interpolated Historic Term SOFR is not available for the relevant currency and Interest Period.

10.1.7 (b)	(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

10.4.3		Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice).

In witness whereof this Supplemental Agreement has been entered into on the date stated at the beginning.

The Borrower

EXECUTED
for and on behalf of:
IVS BULK 3708 PTE. LTD.
by:

/s/ Stephen William Griffiths
Stephen William Griffiths
Director

The Guarantor

EXECUTED
for and on behalf of:
GRINDROD SHIPPING HOLDINGS LTD.
by:

/s/ Stephen William Griffiths
Stephen William Griffiths
Director

The Lender

EXECUTED
for and on behalf of:
THE IYO BANK, LTD., SINGAPORE BRANCH
by:

/s/ Kenji Doi
Name: Kenji Doi
Title: General Manager